Exhibit 10.27

NOTE CONVERSION AGREEMENT

This Note Conversion Agreement (“Agreement”) is made effective as of October 30, 2009, (the “Effective Date”) by and between Geospatial Holdings, Inc., a Nevada corporation (the “Company”) and Mark A. Smith, Chairman and Chief Executive Officer of the Company (“Smith”).

RECITALS

WHEREAS, Smith advanced loans to the Company in the amount of two million eight hundred sixty six thousand seven hundred dollars ($2,866,700.00) on the schedule attached hereto as Exhibit A, which amount accrued interest at the rate of eight percent (8%) per annum and which, with principal and interest, totaled three million one hundred twenty eight thousand two hundred sixty two dollars and seventy cents ($3,128,262.70) as of October 29, 2009 which amount includes a rent payment owed by the Company to Smith as well as cash repayments made by the Company to Smith (the “Smith Loan”);

WHEREAS, the Smith Loan is evidenced by an unsecured promissory note in the form attached hereto as Exhibit B (the “Note”);

WHEREAS, the Company desires that Smith exchange two million dollars ($2 million) of the Smith Loan for common stock of the Company (the “Loan Conversion”);

WHEREAS, the Company desires to issue Smith replacement notes for the outstanding balance of the Smith Loan following the Loan Conversion (collectively, the “New Notes”) which New Notes shall consist of (i) an unsecured convertible note in the amount of one million dollars ($1,000,000) (the “Convertible Note”) in the form attached hereto as Exhibit B, and (ii) an unsecured demand note in the amount of one hundred twenty eight thousand two hundred sixty two dollars and seventy cents ($128,262.70) (the “Demand Note”) in the form attached hereto as Exhibit C.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Smith hereby agree as follows:

AGREEMENT

1. THE LOAN CONVERSION.

1.1 Conversion of the Note into Common Stock: Issuance of New Notes. Upon the terms and subject to the conditions of this Agreement, upon the Effective Date, Smith shall present the Note to the Company and in exchange for such Note, the Company shall issue to Smith: (a) two million dollars worth of shares of the common stock of the Company calculated as set forth in Section 1.3 below (the “Conversion Stock”); (b) the Convertible Note; and (c) the Demand Note.

1.2 Authorization and Issuance of the Common Stock and the New Notes. The Company has authorized (a) the issuance of the Conversion Stock (b) the issuance of the New Notes, and (c) the issuance of shares of the Company’s common stock to be issued upon conversion of the Convertible Note (the “Conversion Shares”)

1.3 Conversion Rate for the Conversion Stock. The number of shares of Conversion Stock issued pursuant to the Loan Conversion shall be calculated by dividing two million dollars ($2,000,000) by one dollar ($1.00) (the “Conversion Rate”). No fractional shares of the Company’s common stock will be issued upon the Loan Conversion. In lieu of any fractional share to which Smith would otherwise be entitled, the Company will pay to Smith in cash the amount of that would otherwise be converted into such fractional share.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Smith that, except as set forth in the SEC documents (as defined below), as of the Effective Date:

2.1 Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has full power and authority to own or lease its properties and to carry on its business as presently conducted and as described in the documents filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (such documents, the “Securities Act Documents”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), since the end of its most recently completed fiscal year through the date hereof (the “Exchange Act Documents,” and together with the Securities Act Documents, the “SEC Documents”).

2.2 Due Authorization and Valid Issuance. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as (a) rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (b) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (c) enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The New Notes being issued to Smith hereunder, the Conversion Stock and the Conversion Shares, will, upon issuance and pursuant to the terms hereof, be duly authorized, validly issued, fully-paid and nonassessable.

2.3 Private Offering. Assuming the correctness of the representations and warranties of Smith set forth in Section 3 hereof, the issuance of the Conversion Stock and the Conversion Shares are exempt from registration under the Securities Act. The Company has not distributed and will not distribute prior to the Effective Date any offering material in connection with the transaction contemplated by this Agreement other than the documents of which this Agreement is a part or the SEC Documents. The Company has not in the past, nor will it hereafter, take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the issuance of the New Notes as contemplated by the Agreement within the provisions of Section 5 of the Securities Act, unless such issuance was or shall be within the exemptions of Section 4 of the Securities Act. Neither the Company nor any person acting on behalf of the Company has offered or sold the New Notes by any form of general solicitation or general advertising. The Company has offered the New Notes only to Smith.

2.4 Disclosure Controls and Procedures. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Effective Date. The Company maintains a system of internal control over financial reporting (as such term is defined in the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s certifying officers are responsible for establishing and maintaining disclosure controls and procedures (as defined in the Exchange Act) for the Company and they have (a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under their supervision, to ensure that material information relating to the Company is made known to the certifying officers by others within those entities, particularly during the periods in which the Company’s filings under the Exchange Act have been prepared; (b) evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in the Company’s filings under the Exchange Act their conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the periods covered by such filings under the Exchange Act based on such evaluation; and (c) since the last evaluation date referred to in (b) above, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal control over financial reporting.

2.5 No Registration Rights. No person will have the right, which right has not been waived, to require the Company to register any securities for sale under the Securities Act by reason of the issuance Conversion Stock, the Conversion Shares or the Convertible Note.

3. REPRESENTATIONS AND WARRANTIES OF SMITH. Smith hereby represents and warrants to the Company, as of the date hereof, as follows:

3.1 Authorization. Smith has the requisite legal power and authority to enter into this Agreement and this Agreement shall constitute a valid and legally binding obligation of Smith, except as the same may be limited by bankruptcy, insolvency, moratorium or other laws of general application affecting the enforcement of creditors’ rights.

3.2 Convertible Note Not Registered; Reliance Upon Smith’s Representations. Smith understands and acknowledges (i) that the Convertible Note is not registered or qualified under any federal, foreign or state securities laws, (ii) that the Convertible Note is being issued to Smith on the ground that the issuance of securities hereunder is exempt from registration under all applicable securities laws pursuant to exemptions thereunder, and (iii) that the Company’s reliance on such exemptions is predicated on Smith’s representations set forth herein.

3.3 Accredited Investor. Smith is an “accredited investor” within the meaning of the SEC Rule 501 of Regulation D, as presently in effect.

3.4 Restricted Securities. Smith understands that the Conversion Stock and the Conversion Shares are restricted securities under applicable securities laws and may not be resold or transferred unless they are first registered or qualified under the applicable securities laws or unless an exemption from such registration or qualification is available. Accordingly, Smith hereby acknowledges that he is prepared to hold the Conversion Stock and the Conversion Shares for an indefinite period of time, until their maturity or until resale is permitted under the applicable securities laws. Without limitation to the foregoing, Smith understands that if the Company does not (i) register its common shares with the SEC pursuant to Section 12 of Exchange Act, (ii) become subject to Section 15(d) of the Exchange Act, (iii) supply information pursuant to Rule 15c2-11 thereunder, or (iv) have a registration statement covering the Conversion Stock and the Conversion Shares (or a filing pursuant to the exemption from registration under Regulation A of the Securities Act covering the Converted Stock and Conversion Shares) under the Securities Act in effect when it desires to sell the Conversion Stock or the Conversion Shares, Smith may be required to hold the Conversion Stock and the Conversion Shares for an indeterminate period.

4. RESTRICTED SECURITIES.

4.1 Restrictive Legends.

(a) Unless and until otherwise permitted by this Section, each certificate for Conversion Stock and Conversion Shares issued to Smith or any subsequent transferee of any such certificate upon the conversion of the Convertible Note, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND THUS MAY NOT BE TRANSFERRED UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933 AND SUCH OTHER LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(b) In addition to the legend required by this Section 4.1, each certificate for Company shares issued under or pursuant to this Agreement to Smith or any subsequent transferee shall be stamped or otherwise imprinted with any legend required pursuant to applicable state corporation and securities laws.

4.2 Transfer. The Company may decline to acknowledge or register a transfer of any Company shares bearing any legend pursuant to Section 4.1, and may instruct any transfer agent for its Company shares to decline the same, unless the Company is reasonably satisfied that the Company shares being transferred have been registered or are exempt from registration under applicable securities laws.

4.3 Removal of Legends. Whenever the legend described in Section 4.1 shall no longer be required by law, the holder of any particular Company shares bearing such legends shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for such particular Company shares not bearing restrictive legends pursuant to Section 4.1 hereof.

5. INDEMNIFICATION.

5.1 Notwithstanding any termination of this Agreement, Smith agrees to indemnify, defend and hold harmless the Company and its affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each of its officers, managers, members, partners, directors, stockholders, employees, representatives and agents (all such persons and entities being collectively referred to as the “Indemnified Parties”) to the fullest extent permitted by applicable law from and against any and all claims, losses (including any diminution in value of the Conversion Stock or the Convertible Note acquired by Smith), demands, actions, causes of action, assessments, damages, liabilities, costs or expenses, including without limitation interest, penalties, fines, fees, deficiencies, claims of damage, court and arbitration costs and fees and disbursements of attorneys, accountants, consultants and other experts as and when incurred or sustained by any Indemnified Party (collectively, “Loss”) as a result of or arising from (i) any inaccuracy or breach of any representation, warranty or covenant made by Smith in or pursuant to this Agreement or (ii) any actions or proceedings by a third party against the Company in connection with or as a result of the transactions contemplated by this Agreement. The rights accorded to Indemnified Parties under this Section 5.1 shall be in addition to any rights and remedies that any Indemnified Party may have at law or in equity, by separate agreement or otherwise. Payment of amounts due under this indemnity provision shall be made promptly upon demand by the Indemnified Party, as and when incurred, by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party.

5.2 Conduct of Indemnification Proceedings.

(a) If any proceeding shall be brought or asserted against an Indemnified Party with respect to any proceeding in connection with any matter subject to indemnification under Section 5.1, such Indemnified Party shall promptly notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof (with such assumption being an acknowledgement that such proceeding is indemnifiable pursuant to Section 5.1), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

(b) An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (iii) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(c) All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 5) shall be paid to the Indemnified Party, as incurred, within ten (10) business days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

6. MISCELLANEOUS.

6.1 Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

6.2 Finder’s Fees.

(a) The Company (i) represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein except as disclosed hereunder, and (ii) hereby agrees to indemnify and hold Smith harmless from and against any liability for any commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company is responsible.

(b) Smith (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and hold the Company harmless from and against any liability for any commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Smith is responsible.

6.3 Expenses. Each party hereto agrees to pay its expenses incurred in connection with this Agreement and the documents and transactions contemplated herein.

6.4 Notices. All notices and other communications required or permitted hereunder shall be given in writing and shall be delivered by personal delivery, facsimile, overnight delivery service, or U.S. mail service, addressed as follows:

The Company:

Mark A. Smith

Chief Executive Officer

Geospatial Holdings, Inc.

229 Howes Run Road

Sarver, PA 16055

T: 724-353-3400

F: 724-353-3049

Email: msmith@geospatialcorporation.com

With a copy to:

Winston & Strawn LLP

1700 K Street, NW

Washington, D.C. 20006

Attn: Gerald P. Farano

T: 202-282-5958

F: 202-282-5100

Email: gfarano@winston.com

Smith:

Mark A. Smith

Chief Executive Officer

Geospatial Holdings, Inc.

229 Howes Run Road

Sarver, PA 16055

T: 724-353-3400

F: 724-353-3049

Email: msmith@geospatialcorporation.com

Any notice or other communication delivered in accordance with this Section 6.4 shall be deemed to have been given upon actual receipt or refusal of such delivery.

6.5 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without giving effect to the conflicts of laws principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law.

6.6 Successors and Assigns; Assignment. No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld, including by merger or consolidation. Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

6.7 Amendments and Waivers. This Agreement may only be amended with the written consent of the Company and the Investors, or the successors or permitted assigns of the foregoing, and no oral waiver or amendment shall be effective under any circumstances whatsoever.

6.8 Counterparts. This Agreement may be signed in two or more counterparts. Signatures and delivery may be transmitted via facsimile.

6.9 Entire Agreement. This Agreement, the attached exhibits and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and they supersede, merge and render void every other prior written and/or oral understanding or agreement among or between the parties hereto relating to the Notes to be purchased pursuant to this Agreement.

6.10 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity, legality or enforceability of the remainder hereof in such jurisdiction or the validity, legality or enforceability hereof, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

6.11 Consent to Jurisdiction. Each of the parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement shall be brought in the courts of the State of New York or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, as the party bringing such action or proceeding may elect, and each of the parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party.

6.12 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.13 Reference to the New Notes. Reference is hereby made to the New Notes for certain terms and conditions of indebtedness evidenced thereby, and the parties expressly agree to be bound by such terms as if they were part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written above.

COMPANY:

Geospatial Holdings, Inc., a Nevada corporation

By:	/s/ Mark A. Smith
Name:	Mark A. Smith
Title:	Chief Executive Officer

SMITH:

Mark A. Smith

By:	/s/ Mark A. Smith
Name:	Mark A. Smith
Title:

Exhibit A
Date	Cash Advanced	Rent	Cash Repaid	Accrued Interest	Outstanding Balance

4/30/2008	300,000.00	—	—	—	300,000.00
5/31/2008	—	—	—	2,038.36	302,038.36
6/30/2008	—	—	—	2,013.59	304,051.95
7/21/2008	50,000.00	—	—	—	354,051.95
7/31/2008	—	—	—	2,193.68	356,245.63
8/1/2008	150,000.00	—	—	—	506,245.63
8/6/2008	350,000.00	—	—	—	856,245.63
8/31/2008	—	—	—	4,041.64	860,287.27
9/2/2008	150,000.00	—	—	—	1,010,287.27
9/10/2008	50,000.00	—	—	—	1,060,287.27
9/23/2008	10,000.00	—	—	—	1,070,287.27
9/30/2008	—	—	—	6,435.25	1,076,722.52
10/1/2008	200,000.00	—	—	—	1,276,722.52
10/15/2008	150,000.00	—	—	—	1,426,722.52
10/29/2008	150,000.00	—	—	—	1,576,722.52
10/31/2008	—	—	—	9,269.47	1,585,991.99
11/12/2008	15,000.00	—	—	—	1,600,991.99
11/26/2008	10,000.00	—	—	—	1,610,991.99
11/28/2008	100,000.00	—	—	—	1,710,991.99
11/30/2008	—	—	—	10,709.17	1,721,701.16
12/11/2008	122,000.00	—	—	—	1,843,701.16
12/17/2008	10,000.00	—	—	—	1,853,701.16
12/29/2008	25,000.00	—	—	—	1,878,701.16
12/30/2008	125,000.00	—	—	—	2,003,701.16
12/31/2008	—	—	—	12,070.88	2,015,772.04
1/14/2009	25,000.00	—	—	—	2,040,772.04
1/20/2009	10,000.00	—	—	—	2,050,772.04
1/29/2009	140,000.00	—	—	—	2,190,772.04
1/31/2009	—	—	—	13,709.17	2,204,481.21
2/26/2009	50,000.00	—	—	—	2,254,481.21
2/28/2009	—	—	—	14,729.42	2,269,210.63
3/9/2009	—	—	(15,000.00)	—	2,254,210.63
3/13/2009	80,000.00	—	—	—	2,334,210.63
3/31/2009	100,000.00	52,000.00	—	15,738.04	2,501,948.67
4/14/2009	60,000.00	—	—	—	2,561,948.67
4/17/2009	52,700.00	—	—	—	2,614,648.67
4/20/2009	—	—	(2,700.00)	—	2,611,948.67
4/30/2009	—	—	—	17,032.53	2,628,981.20
5/5/2009	90,000.00	—	—	—	2,718,981.20
5/31/2009	—	—	—	18,039.42	2,737,020.62
6/15/2009	100,000.00	—	—	—	2,837,020.62
6/17/2009	28,000.00	—	—	—	2,865,020.62
6/30/2009	—	—	—	18,683.41	2,883,704.03
7/1/2009	120,000.00	—	—	—	3,003,704.03
7/31/2009	—	—	—	20,013.73	3,023,717.76
8/17/2009	9,000.00	—	—	—	3,032,717.76
8/28/2009	30,000.00	—	—	—	3,062,717.76
8/31/2009	—	—	—	20,205.46	3,082,923.22
9/4/2009	5,000.00	—	—	—	3,087,923.22
9/30/2009	—	—	—	20,581.31	3,108,504.53
10/29/2009	—	—	—	19,758.17	3,128,262.70

Total	2,866,700.00	52,000.00	(17,700.00)	227,262.70	3,128,262.70